Exhibit 99.1

Pitney Bowes Announces Fourth Quarter and Annual Results for 2013

STAMFORD, Conn.--(BUSINESS WIRE)--January 29, 2014--Pitney Bowes Inc. (NYSE:PBI) today reported financial results for the fourth quarter and full year 2013.

HIGHLIGHTS

Results for the quarter:

  Revenue of $1.0 billion, growth of 2 percent over prior year
  Adjusted EPS of $0.53
  GAAP EPS from continuing operations of $0.39; GAAP EPS of $0.44
  SG&A expenses of $365 million, a decline of $27 million year-over-year
  Free cash flow of $195 million; cash from operations of $131 million
  Board of Directors approved first quarter 2014 dividend of $0.1875 per share for the Company’s common stock

“We delivered an excellent fourth quarter, both in terms of our financial performance and meeting our overall strategic objectives to transform our business,” said Marc Lautenbach, President and Chief Executive Officer. “Revenue grew in the quarter and our full year results were within or exceeded our guidance.

“I am encouraged by our solid progress in 2013, but there is more to do,” Lautenbach continued. “Going forward, we will continue to focus on our strategic objectives to transform our business, while at the same time invest in areas that will ensure our long-term growth. As we head into 2014, I am confident that we are on the right track and are well-positioned to continue to capitalize on the opportunities to further unlock the value of Pitney Bowes for our clients, shareholders and employees around the world.”

FOURTH QUARTER 2013 RESULTS

Revenue in the fourth quarter totaled $1.0 billion, growth of 2 percent on both a reported and constant currency basis, when compared to the prior year. The revenue results in the fourth quarter reflected a continuation of the year-over-year improving trends that the Company delivered throughout 2013, resulting in a return to growth. Revenue for the quarter benefited from 17 percent growth on a reported basis and 18 percent growth on a constant currency basis in the Digital Commerce Solutions segment. Revenue also benefited from 3 percent growth in the Enterprise Business Solutions group. In the Small and Medium Business (SMB) Solutions group, revenue declined 3 percent on a reported basis and 2 percent on a constant currency basis. However, the decline was less than in prior years and reflected further stabilization in the SMB business.

Adjusted earnings per diluted share from continuing operations for the fourth quarter were $0.53, which includes a $0.04 per share benefit related to the favorable resolution of certain tax matters.

Fourth quarter earnings per diluted share from continuing operations, on a Generally Accepted Accounting Principles (GAAP) basis were $0.39, which includes a restructuring charge of $0.11 per share and a charge related to net costs associated with the early retirement of debt of $0.02 per share. GAAP earnings per diluted share for the fourth quarter were $0.44, which includes income of $0.05 per share from discontinued operations.

FULL YEAR 2013 RESULTS

For the full year, revenue totaled $3.9 billion, a decline of one percent when compared to the prior year.

Adjusted earnings per diluted share from continuing operations for the full year were $1.88, which includes a $0.15 per share benefit related to the favorable resolution of certain tax matters realized during the year.

For the full year, GAAP earnings per diluted share from continuing operations were $1.49, which includes a restructuring charge of $0.21 per share, an asset impairment charge of $0.08 per share and extinguishment of debt costs of $0.10 per share. GAAP earnings per diluted share for the full year were $0.70, which includes a $0.78 per share loss from discontinued operations.

The Company’s results for the quarter and the year are summarized in the table below:

Earnings Per Share Reconciliation*	Q4 2013	Q4 2012	FY 2013	FY 2012
Adjusted EPS from continuing operations
before net tax benefit	$0.53	$0.49	$1.88	$1.85
Net tax benefit	-	-	-	$0.11
Adjusted EPS from continuing operations	$0.53	$0.49	$1.88	$1.96
Restructuring charges and asset impairments	($0.11)	($0.06)	($0.29)	($0.06)
Extinguishment of debt	($0.02)	-	($0.10)	-
Sale of leveraged lease assets	-	-	-	$0.06
GAAP EPS from continuing operations	$0.39	$0.43	$1.49	$1.96
Discontinued operations – income (loss)	$0.05	$0.12	($0.78)	$0.25
GAAP EPS	$0.44	$0.55	$0.70	$2.21

*The sum of the earnings per share may not equal the totals above due to rounding

FREE CASH FLOW RESULTS

Free cash flow during the quarter was $195 million and $635 million for the year. On a GAAP basis, the Company generated $131 million in cash from operations for the quarter and $625 million for the year. Free cash flow benefited throughout the year from aggressive actions to improve working capital. The Company used cash to pay $38 million in dividends to its common shareholders in the quarter and $189 million for the year. The Company has used its cash during the year primarily to reduce debt, pay dividends, reduce costs and invest in the business.

BUSINESS SEGMENT REPORTING

The Company’s business segment reporting reflects the clients served in each market and the way it manages these segments for growth and profitability. The reporting segment groups are: Small & Medium Business (SMB) Solutions group; Enterprise Business Solutions group; and the Digital Commerce Solutions segment.

The Small and Medium Business (SMB) Solutions group offers mailing equipment, financing, services and supplies for small and medium businesses to efficiently create mail and evidence postage. This group includes the North America Mailing and International Mailing segments. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world.

The Enterprise Business Solutions group provides mailing equipment and services for large enterprise clients to process mail, including sortation services to qualify large mail volumes for postal worksharing discounts. This group includes the global Production Mail and Presort Services segments.

The Digital Commerce Solutions segment leverages digital and mobile channels that make the Company’s clients’ customer-facing functions more effective. This segment includes software, marketing services, Volly™ and ecommerce solutions.

SMB Solutions Group

	4Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$597 million	(3%)	(2%)
EBIT	$206 million	4%

Within the SMB Solutions Group:

North America Mailing
	4Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$437 million	(4%)	(4%)
EBIT	$187 million	8%

Within the North America Mailing results, U.S. equipment sales revenue grew 2 percent versus the prior year, in part benefiting from the new go-to-market strategy. This growth was offset by lower, non-mail equipment sales of multi-functional devices in Canada. Recurring revenue streams declined at a lesser rate than prior year, continuing a year-over-year improvement in trend. Overall, North America Mailing revenue declined at the lowest rate in more than 2 years.

During the quarter, North America Mailing made substantial progress implementing the new go-to-market model, which is enhancing the client experience and improving the sales process while reducing costs. EBIT margin increased versus the prior year as a result of improved gross margins and ongoing cost reduction initiatives.

International Mailing
	4Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$159 million	1%	1%
EBIT	$ 19 million	(24%)

International Mailing revenue benefited from growth in equipment sales and recurring revenue streams as the international markets continued to experience improving meter population trends. EBIT margin declined versus the prior year due to the mix of products and higher equipment costs related to currency.

Enterprise Business Solutions Group

	4Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$259 million	3%	3%
EBIT	$ 39 million	(12%)

Within the Enterprise Business Solutions Group:

Worldwide Production Mail
	4Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$151 million	6%	6%
EBIT	$ 21 million	1%

Production Mail revenue benefited from increased production print installations globally as well as the installation of sortation equipment in Europe. Revenue also benefited from ongoing growth in supplies. EBIT margin was impacted by the proportion of printer sales this quarter, which are lower-margin products.

Presort Services
	4Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$108 million	0%	0%
EBIT	$ 18 million	(23%)

Presort Services revenue was flat versus the prior year, which is the net result of an increase in new business being offset by a decline in revenue per piece of mail processed. Additionally, EBIT margin declined versus the prior year in part due to increased labor costs associated with processing year-end mail volumes.

Digital Commerce Solutions

	4Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$176 million	17%	18%
EBIT	$ 23 million	64%

Digital Commerce Solutions revenue benefited from continued strong growth in the Company’s ecommerce solutions for cross-border package delivery, as well as growth in services-related software revenue. Revenue growth was partially offset by a decline in marketing services revenue. EBIT margin increased as a result of operating leverage related to the scaling of the ecommerce business, which was partially offset by the continued investment in infrastructure and software development. EBIT margin also benefited from the lower net investment in Volly™.

2014 GUIDANCE

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2012 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

The Company expects to further align its business performance in 2014 with the strategy that was outlined at its 2013 Analyst Day. Also the Company expects that there will be no significant changes in the economic or postal environments in 2014 as compared to 2013.

The Company expects:

  Revenue growth improvement in Digital Commerce Solutions, benefiting from the continued growth in ecommerce and growth in software solutions;
  Flat to modest revenue growth in Enterprise Business Solutions against a strong 2013 Production Mail comparable;
  Continued moderation in the revenue decline in SMB Solutions as a result of improving trends in equipment sales and recurring revenue streams;
  Ongoing reductions in SG&A costs, which are expected to more than offset incremental expenses associated with the investment in a new Enterprise Resource Planning (ERP) system;
  A tax rate in the range of 29 to 31 percent as a result of the Company’s changed business portfolio and business mix.

The Company expects free cash flow in 2014 to be lower than 2013 primarily due to:

  Less cash from operations as a result of the sale of the Management Services business;
  Further stabilization of finance receivables;
  Incremental capital investment related to a new ERP system.

Based on the above assumptions, the Company’s 2014 guidance is as follows:

  Revenue, excluding the impacts of currency, to be in the range of a one percent decline to two percent growth when compared to 2013;
  GAAP earnings per diluted share from continuing operations to be in the range of $1.75 to $1.90, which includes $0.10 per share in expenses related to the implementation of a new ERP system;
  Free cash flow to be in the range of $475 million to $575 million.

This guidance excludes any unusual items that may occur or additional restructuring actions as the Company implements plans to further streamline its operations and reduce costs.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Pitney Bowes provides technology solutions for small, mid-size and large firms that help them connect with customers to build loyalty and grow revenue. Many of the company’s solutions are delivered on open platforms to best organize, analyze and apply both public and proprietary data to two-way customer communications. Pitney Bowes includes direct mail, transactional mail and call center communications in its solution mix along with digital channel messaging for the Web, email and mobile applications.

Pitney Bowes: Every connection is a new opportunity™ www.pb.com

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and goodwill and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with our business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax settlements or payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. In addition, financial results are presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about our future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; the implementation of a new enterprise resource planning system; changes in business portfolio; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond our control as more fully outlined in the Company's 2012 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and twelve months ended December 31, 2013 and 2012, and consolidated balance sheets at December 31, 2013 and 2012 are attached.

Pitney Bowes Inc. Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)
	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Revenue:
Equipment sales	$254,322	$251,917	$889,101	$870,537
Supplies	73,554	69,794	289,808	283,459
Software	113,006	110,385	398,664	412,762
Rentals	130,418	136,685	522,008	551,607
Financing	114,140	121,435	460,786	495,130
Support services	172,516	177,967	677,742	707,582
Business services	173,231	147,333	631,292	593,987

Total revenue	1,031,187	1,015,516	3,869,401	3,915,064

Costs and expenses:
Cost of equipment sales	131,213	123,599	439,205	402,056
Cost of supplies	23,361	22,141	91,155	87,564
Cost of software	30,560	30,365	110,653	115,388
Cost of rentals	25,672	28,098	105,463	115,356
Financing interest expense	21,117	19,755	81,096	81,140
Cost of support services	104,381	105,765	419,656	440,039
Cost of business services	126,962	97,606	449,932	396,295
Selling, general and administrative	365,007	391,960	1,432,401	1,503,104
Research and development	29,061	26,440	110,412	114,250
Restructuring charges and asset impairments	30,404	18,156	84,344	17,176
Other interest expense	25,146	27,967	114,740	115,228
Interest income	(965)	(2,189)	(5,472)	(7,982)
Other expense, net	7,518	-	32,639	1,138

Total costs and expenses	919,437	889,663	3,466,224	3,380,752

Income from continuing operations before income taxes	111,750	125,853	403,177	534,312

Provision for income taxes	27,539	35,144	83,069	120,252

Income from continuing operations	84,211	90,709	320,108	414,060

Income (loss) from discontinued operations, net of tax	10,471	24,222	(158,898)	49,479

Net income before attribution of noncontrolling interests	94,682	114,931	161,210	463,539

Less: Preferred stock dividends of subsidiaries attributable
to noncontrolling interests	4,593	4,594	18,375	18,376

Net income - Pitney Bowes Inc.	$90,089	$110,337	$142,835	$445,163

Amounts attributable to common stockholders:
Income from continuing operations	$79,618	$86,115	$301,733	$395,684
Income (loss) from discontinued operations	10,471	24,222	(158,898)	49,479

Net income - Pitney Bowes Inc.	$90,089	$110,337	$142,835	$445,163

Basic earnings per share attributable to common stockholders (1):
Continuing operations	0.39	0.43	1.50	1.97
Discontinued operations	0.05	0.12	(0.79)	0.25

Net income - Pitney Bowes Inc.	$0.45	$0.55	$0.71	$2.22

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	0.39	0.43	1.49	1.96
Discontinued operations	0.05	0.12	(0.78)	0.25

Net income - Pitney Bowes Inc.	$0.44	$0.55	$0.70	$2.21

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2) Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc. Consolidated Balance Sheets (Unaudited in thousands, except per share data)

Assets	December 31, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$907,806	$913,276
Short-term investments	26,683	36,611

Accounts receivable, gross	482,949	748,469
Allowance for doubtful accounts receivable	(13,149)	(20,219)
Accounts receivable, net	469,800	728,250

Finance receivables	1,127,261	1,213,776
Allowance for credit losses	(24,340)	(25,484)
Finance receivables, net	1,102,921	1,188,292

Inventories	103,580	179,678
Current income taxes	28,934	51,836
Other current assets and prepayments	149,490	114,184
Assets held for sale	46,976	-

Total current assets	2,836,190	3,212,127

Property, plant and equipment, net	245,171	385,377
Rental property and equipment, net	226,146	241,192

Finance receivables	974,972	1,041,099
Allowance for credit losses	(12,609)	(14,610)
Finance receivables, net	962,363	1,026,489

Investment in leveraged leases	34,410	34,546
Goodwill	1,734,871	2,136,138
Intangible assets, net	120,387	166,214
Non-current income taxes	73,751	94,434
Other assets	534,975	563,374

Total assets	$6,768,264	$7,859,891

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,640,138	$1,809,226
Current income taxes	157,340	240,681
Notes payable and current portion of long-term obligations	-	375,000
Advance billings	425,833	452,130

Total current liabilities	2,223,311	2,877,037

Deferred taxes on income	60,667	69,222
Tax uncertainties and other income tax liabilities	186,452	145,881
Long-term debt	3,346,295	3,642,375
Other non-current liabilities	466,766	718,375

Total liabilities	6,283,491	7,452,890

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	591	648
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	196,977	223,847
Retained Earnings	4,698,791	4,744,802
Accumulated other comprehensive loss	(574,556)	(681,213)
Treasury Stock, at cost	(4,456,742)	(4,500,795)

Total Pitney Bowes Inc. stockholders' equity	188,403	110,631

Total liabilities, noncontrolling interests and stockholders' equity	$6,768,264	$7,859,891

Pitney Bowes Inc. Revenue and EBIT Business Segments December 31, 2013 (Unaudited)

(Dollars in thousands)	Three Months Ended December 31,
			%
	2013	2012	Change
Revenue

North America Mailing	$437,219	456,243	(4%)
International Mailing	159,472	158,061	1%
Small & Medium Business Solutions	596,691	614,304	(3%)

Production Mail	151,192	143,136	6%
Presort Services	107,515	107,403	0%
Enterprise Business Solutions	258,707	250,539	3%

Digital Commerce Solutions	175,789	150,673	17%

Total revenue	$1,031,187	$1,015,516	2%

EBIT (1)

North America Mailing	$187,088	$173,690	8%
International Mailing	18,535	24,469	(24%)
Small & Medium Business Solutions	205,623	198,159	4%

Production Mail	20,761	20,542	1%
Presort Services	18,127	23,442	(23%)
Enterprise Business Solutions	38,888	43,984	(12%)

Digital Commerce Solutions	22,703	13,839	64%

Total EBIT	$267,214	$255,982	4%

Unallocated amounts:
Interest, net (2)	(45,298)	(45,533)
Corporate and other expenses	(72,244)	(66,440)
Restructuring and asset impairments	(30,404)	(18,156)
Other income, net	(7,518)	-

Income from continuing operations before income taxes	$111,750	$125,853

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments.

(2) Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc. Revenue and EBIT Business Segments December 31, 2013 (Unaudited)

(Dollars in thousands)	Twelve Months Ended December 31,
			%
	2013	2012	Change
Revenue

North America Mailing	$1,723,304	1,818,952	(5%)
International Mailing	608,156	607,644	0%
Small & Medium Business Solutions	2,331,460	2,426,596	(4%)

Production Mail	511,544	480,718	6%
Presort Services	430,469	429,804	0%
Enterprise Business Solutions	942,013	910,522	3%

Digital Commerce Solutions	595,928	577,946	3%

Total Revenue	$3,869,401	$3,915,064	(1%)

EBIT (1)

North America Mailing	$675,389	$688,665	(2%)
International Mailing	71,502	76,139	(6%)
Small & Medium Business Solutions	746,891	764,804	(2%)

Production Mail	55,000	48,981	12%
Presort Services	83,259	106,170	(22%)
Enterprise Business Solutions	138,259	155,151	(11%)

Digital Commerce Solutions	42,837	37,513	14%

Total EBIT	$927,987	$957,468	(3%)

Unallocated amounts:
Interest, net (2)	(190,364)	(188,387)
Corporate and other expenses	(217,463)	(216,455)
Restructuring and asset impairments	(84,344)	(17,176)
Other income, net	(32,639)	(1,138)

Income from continuing operations before income taxes	$403,177	$534,312

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments.

(2) Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc. Reconciliation of Reported Consolidated Results to Adjusted Results (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

GAAP income from continuing operations
after income taxes, as reported	$79,618	$86,115	$301,733	$395,684
Restructuring charges and asset impairments	23,362	12,760	59,024	11,610
Sale of leveraged lease assets	-	-	-	(12,886)
Extinguishment of debt	4,586	-	19,911	-
Income from continuing operations
after income taxes, as adjusted	$107,566	$98,875	$380,668	$394,408

GAAP diluted earnings per share from
continuing operations, as reported	$0.39	$0.43	$1.49	$1.96
Restructuring charges and asset impairments	0.11	0.06	0.29	0.06
Sale of leveraged lease	-	-	-	(0.06)
Extinguishment of debt	0.02	-	0.10	-
Diluted earnings per share from continuing
operations, as adjusted	$0.53	$0.49	$1.88	$1.96

GAAP net cash provided by operating activities,
as reported	$131,264	$255,560	$624,824	$660,188
Capital expenditures	(34,120)	(48,770)	(137,512)	(176,586)
Restructuring payments	18,167	13,972	59,520	74,718
Pension contribution	-	-	-	95,000
Tax and other payments on sale of
businesses and leveraged lease assets	75,545	14,879	75,545	114,128
Reserve account deposits	(3,142)	17,009	(20,104)	1,636
Extinguishment of debt	7,518	-	32,639	-

Free cash flow, as adjusted	$195,232	$252,650	$634,912	$769,084

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc. Reconciliation of Reported Consolidated Results to Adjusted Results (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

GAAP income from continuing operations
after income taxes, as reported	$79,618	$86,115	$301,733	$395,684
Restructuring charges and asset impairments	23,362	12,760	59,024	11,610
Extinguishment of debt	4,586	-	19,911	-
Sale of leveraged lease assets	-	-	-	(12,886)
Income from continuing operations
after income taxes, as adjusted	107,566	98,875	380,668	394,408
Provision for income taxes, as adjusted	37,513	40,540	121,118	142,521
Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,593	4,594	18,375	18,376
Income from continuing operations, as adjusted	149,672	144,009	520,161	555,305
Interest expense, net	45,298	45,533	190,364	188,387
Adjusted EBIT	194,970	189,542	710,525	743,692
Depreciation and amortization	43,866	54,179	200,422	218,921
Adjusted EBITDA	$238,836	$243,721	$910,947	$962,613

CONTACT:
Pitney Bowes Inc.
Editorial
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial
Charles F. McBride, 203-351-6349
VP, Investor Relations
or
Website – www.pitneybowes.com